Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Willdan Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share, reserved for future issuance pursuant to the Registrant’s Amended and Restated 2008 Performance Incentive Plan	Other(1)	150,000(2)	$58.15(1)	$8,722,500.00	$0.00015310	$1,335.42
Total Offering Amounts					$8,722,500.00	—	$1,335.42
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$1,335.42

(1)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $58.15 per share, which is the average of the high and low selling prices per share of the common stock, par value $0.01 per share, (the “Common Stock”) of Willdan Group, Inc. (the “Registrant”) on June 23, 2025 as reported on the Nasdaq Global Market.

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, including options and other rights to purchase or acquire the shares of Common Stock, that become issuable under the Registrant’s Amended and Restated 2008 Performance Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.